SIXTH AMENDMENT TO SECOND AMENDED AND RESTATED FINANCING AND SECURITY AGREEMENT

THIS SIXTH AMENDMENT TO SECOND AMENDED AND RESTATED FINANCING AND SECURITY AGREEMENT (this “Agreement”) is made as of February 28, 2008, by ARGON ST, INC., a Delaware corporation, successor to SensyTech, Inc., formerly known as Sensys Technologies Inc., a Delaware corporation (“Argon”), COHERENT SYSTEM INTERNATIONAL, LLC, a Delaware limited liability company (“Coherent”), and BANK OF AMERICA, N. A., a national banking association (the “Lender”).

RECITALS

A. Argon and Lender entered into a Second Amended and Restated Financing and Security Agreement dated as of February 28, 2002, as modified pursuant to a First Amendment to Second Amended and Restated Financing and Security Agreement dated as of February 28, 2003, a Second Amendment to Second Amended and Restated Financing and Security Agreement dated as of March 31, 2003, a Third Amendment to Second Amended and Restated Financing and Security Agreement dated as of February 28, 2004, a Fourth Amendment to Second Amended and Restated Financing and Security Agreement dated as of February 28, 2006 and a Fifth Amendment to Second Amended and Restated Financing and Security Agreement (the “Fifth Amendment”) dated as of March 31, 2006 (as further amended, modified, substituted, extended, and renewed from time to time, collectively, the “Financing Agreement”).

B. Pursuant to the Fifth Amendment and an Additional Borrower Joinder Supplement dated as of March 31, 2006 executed in connection therewith, RADIX TECHNOLOGIES, INC., a California corporation (“Radix” collectively with Argon, the “Original Borrower”), was added under the Financing Agreement an Additional Borrower (as defined in the Financing Agreement).

C. The Financing Agreement provides for some of the agreements between Original Borrower and Lender with respect to the “Loans” (as defined in the Financing Agreement), including a revolving credit facility in the maximum principal amount of $40,000,000 and a letter of credit sub-limit of $15,000,000 as part of that revolving credit facility.

D. Effective December 31, 2007, pursuant to that certain Certificate of Ownership and Merger merging Radix Technologies, Inc. with and into Argon ST, Inc. dated December 13, 2007 filed with the Secretary of State of the State of Delaware, Radix was merged into Argon, with Argon remaining as the successor corporation.

E. Argon has acquired Coherent (Argon and Coherent are hereinafter referred to collectively as “Borrower”) and Coherent has executed an Additional Borrower Joinder Supplement of even date herewith as an Additional Borrower.

F. Borrower has requested that Lender (a) consent to the acquisition of Coherent, (b) modify certain terms of the letter of credit facility, (c) consent to certain repurchases of stock by Argon; (d) extend the Revolving Credit Expiration Date to February 28, 2010 (e) consent to reducing certain financial reporting from quarterly to semi-annually.

G. Lender is willing to agree to Borrower’s request on the condition, among others, that this Agreement be executed.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, receipt of which is hereby acknowledged, Borrower and Lender agree as follows:

1. Borrower and Lender agree that the Recitals above are a part of this Agreement. Unless otherwise expressly defined in this Agreement, terms defined in the Financing Agreement shall have the same meaning under this Agreement.

2. Each Borrower represents and warrants to Lender as follows:

(a) It is a corporation or limited liability company duly organized, and validly existing and in good standing under the laws of the state of its organization and is duly qualified to do business as a foreign entity in good standing in every other state wherein the conduct of its business or the ownership of its property requires such qualification;

(b) It has the power and authority to execute and deliver this Agreement and perform its obligations hereunder and has taken all necessary and appropriate corporate/member action to authorize the execution, delivery and performance of this Agreement;

(c) The Financing Agreement, as heretofore amended and as amended by this Agreement, and each of the other Financing Documents remains in full force and effect, and each constitutes the valid and legally binding obligation of Borrower, enforceable in accordance with its terms;

(d) All of Borrower’s representations and warranties contained in the Financing Agreement and the other Financing Documents are true and correct on and as of the date of Borrower’s execution of this Agreement; and

(e) No Event of Default and no event which, with notice, lapse of time or both would constitute an Event of Default, has occurred and is continuing under the Financing Agreement or the other Financing Documents which has not been waived in writing by Lender.

3. The Financing Agreement is hereby amended as follows:

(a) The definition of “Revolving Credit Expiration Date” in Section 1.1 (Certain Defined Terms) is hereby deleted in its entirety and the following definition is inserted in its place:

““Revolving Credit Expiration Date” means February 28, 2010.”

(b) Section 2.2.1 (Letters of Credit) is hereby deleted in its entirety and the following section is inserted in its place:

“2.2.1 Letters of Credit.

Subject to and upon the provisions of this Agreement, and as a part of the Revolving Credit Commitments, Borrower, upon the prior approval of Agent, may obtain standby or commercial letters of credit (as the same may from time to time be amended, supplemented or otherwise modified, each a “Letter of Credit” and collectively the “Letters of Credit”) from Lender from time to time from the Closing Date until the Business Day preceding the Revolving Credit Termination Date. The Borrower will not be entitled to obtain a Letter of Credit hereunder unless (a) after giving effect to the request, the outstanding principal balance of the Revolving Loan and of the Letter of Credit Obligations would not exceed the Revolving Credit Committed Amount (b) the sum of the aggregate face amount of the then outstanding Letters of Credit (including the face amount of the requested Letter of Credit) does not exceed Fifteen Million Dollars ($15,000,000) (the “Letter of Credit Sublimit”) and (c) the expiration date of the requested Letter of Credit is not later than nine (9) months following the Revolving Credit Expiration Date.”

(c) Section 6.1.15 (Financial Covenants) is hereby deleted in its entirety and the following section is inserted in its place:

“6.1.15 Financial Covenant – Funded Debt to EBITDA.

The Borrower will maintain, on a consolidated basis and tested as of the last day of each of the Borrower’s fiscal quarters for the four (4) quarter period ending on that date, a ratio of Funded Debt to EBITDA equal to not more than 1.50 to 1.00.”

(d) Section 6.2.3 (Purchase or Redemption of Securities, Dividend Restrictions) is deleted in its entirety and the following is inserted in its place:

“6.2.3 Purchase or Redemption of Securities, Dividend Restrictions.

Other than repurchases of up to 2,000,000 shares of its capital stock at a price not to exceed $24 per share and in an aggregate amount not to exceed $48,000,000, the Borrower will not purchase, redeem or otherwise acquire any shares of its capital stock or warrants now or hereafter outstanding, declare or pay any dividends thereon (other than stock dividends), apply any of its property or assets to the purchase, redemption or other retirement of, set apart any sum for the payment of any dividends on, or for the purchase, redemption, or other retirement of, make any distribution by reduction of capital or otherwise in respect of, any             shares of any class of capital stock of the Borrower, or any warrants, permit any Subsidiary to purchase or acquire any shares of any class of capital stock of, or warrants issued by, the Borrower, make any distribution to stockholders or set aside any funds for any such purpose, and not prepay, purchase or redeem any Funded Debt other than the Obligations.”

(e) Section 6.1.1.(c) (Quarterly Statements Certificates) is deleted in its entirety and the following is inserted in its place:

Semi-Annual Statements and Certificates. The Borrower shall furnish to the Lender as soon as available, but in no event more than forty five (45) days after the close of the Borrower’s second and fourth fiscal quarters, consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the close of each such semi-annual period, consolidated and consolidating income, cash flows and changes in shareholders equity statements for such period and a Compliance Certificate, in substantially the form attached to this Agreement as EXHIBIT B, containing a detailed computation of each financial covenant which is applicable for the period reported, a certification that no change has occurred to the information contained in the Collateral Disclosure List (except as set forth on any schedule attached to the certification), each prepared by a Responsible Officer of the Borrower in a format acceptable to the Lender, all as prepared and certified by a Responsible Officer of the Borrower and accompanied by a certificate of that officer stating whether any event has occurred which constitutes a Default or an Event of Default hereunder, and, if so, stating the facts with respect thereto.

(f) The Worksheet attached as Schedule I to Exhibit B (Financing Agreement Compliance Certificate) is hereby deleted in its entirety and the worksheet form attached hereto is inserted in its place.

4. Any provisions of Section 6.2.1 (Capital Structure, Merger, Acquisition of Sale of Assets) to the contrary notwithstanding, the Lender hereby consents to (i) the merger of Radix into Argon effective as of      , and (ii) the acquisition by Argon of Coherent and consent to the payment of additional consideration to the sellers of Coherent pursuant to the terms of the applicable purchase agreement provided that at the time of payment of any such additional consideration no default has occurred and is continuing under the Financing Documents and provided no default will occur as a result of the payment of such contingent payments. From and after the date hereof, the definition of “Borrower” set forth in the Financing Agreement shall include Argon and Coherent and each Additional Borrower hereafter accepted and approved by the Lender.

5. The agreements of the Lender under this Agreement are subject to the following terms and conditions, time being of the essence:

(a) Execution and delivery by Coherent of a Collateral Disclosure List on Lender’s form and in all respects satisfactory to Lender;

(b) Execution and delivery of an Additional Borrower Joinder Supplement by each Borrower pursuant to which Coherent is added as a Borrower under the Financing Agreement;

(c) Completion of UCC searches in all offices and under all names deemed necessary by Lender and confirming Lender’s first perfected security interest in the Collateral; and

(d) Delivery of updated versions of Schedules 4.1.10, 4.1.13 and 4.1.19 to be attached hereto.

6. Each Borrower hereby issues, ratifies and confirms the representations, warranties and covenants contained in the Financing Agreement, as amended hereby. Each Borrower agrees that this Agreement is not intended to and shall not cause a novation with respect to any or all of the Obligations.

7. Each Borrower acknowledges and warrants that Lender has acted in good faith and has conducted in a commercially reasonable manner its relationships with Borrower in connection with this Agreement and generally in connection with the Financing Agreement and the Obligations, each Borrower hereby waiving and releasing any claims to the contrary.

8. Borrower shall pay at the time this Agreement is executed and delivered all fees, commissions, costs, charges, taxes and other expenses incurred by Lender and its counsel in connection with this Agreement, including, but not limited to, reasonable fees and expenses of Lender’s counsel and all recording fees, taxes and charges.

9. This Agreement may be executed in any number of duplicate originals or counterparts, each of such duplicate originals or counterparts shall be deemed to be an original and all taken together shall constitute but one and the same instrument. Borrower agrees that Lender may rely on a telecopy of any signature of Borrower. Lender agrees that Borrower may rely on a telecopy of this Agreement executed by Lender.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, each Borrower and Lender have executed this Agreement under seal as of the date and year first written above.

WITNESS OR ATTEST:	ARGON ST, INC. successor to SensyTech, Inc., formerly known as Sensys Technologies Inc.
/s/ Joseph T. Houston	By: Aaron N. Daniels (Seal)

Name: Aaron N. Daniels Title: Vice President, Chief Financial Officer and Treasurer

WITNESS: COHERENT SYSTEMS INTERNATIONAL, LLC

/s/ Joseph T. Houston	By: Aaron N. Daniels (Seal)

Name: Aaron N. Daniels Title: Vice President, Chief Financial Officer and Treasurer
WITNESS:	BANK OF AMERICA, N. A.
By: (Seal) Jessica Tencza Senior Vice President

Schedule 2

No change has occurred to the information contained in the Collateral Disclosure List except as set forth below:

LIST OF SCHEDULES

Schedule 4.1.10	Litigation

Schedule 4.1.13	Other Indebtedness

Schedule 4.1.19	Permitted Liens

Schedule 4.1.10

LITIGATION

On November 1, 2007, we filed suit in the Circuit Court of Fairfax County, Virginia, against Optical Air Data Systems, LLC (“OADS”) seeking approximately $642,000 in damages with respect to OADS’s failure to pay us for work performed under a subcontract with OADS in 2004 and 2005.  In the afternoon of November 1, 2007, we were served with a complaint against us filed by OADS in the Circuit Court of Prince William County, Virginia, alleging one count of breach of contract and one count of breach of confidential disclosure agreement relating to our work under the OADS subcontract, and alleging damages in excess of $800 million.  We believe that both the claims and alleged damages in the OADS suit are wholly without merit, and intend to vigorously defend against them while pursuing its original claim for non-payment.

Schedule 4.1.13

OTHER INDEBTEDNESS

None.

Schedule 4.1.19

LIENS ON COLLATERAL

Asset Covered Lienholder Balance

None.

SCHEDULE 1

WORKSHEET

Funded Debt to EBITDA Argon ST, Inc.

Section 6.1.15 of Financing and Security Agreement — The Borrower will maintain, tested as of the last day of each of the Borrower’s fiscal quarters for the preceding four (4) fiscal quarters, a Funded Indebtedness to EBITDA Ratio of not more than 1.50 to 1.00.

Section 1.1 of Financing and Security Agreement — “Funded Debt,” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long-term debt, issued letters of credit, Capitalized Leases and Subordinated Indebtedness.

Section 1.1 of Financing and Security Agreement — “EBITDA” means as to the Borrower for any period of determination thereof, the sum of (a) the net profit (or loss) determined in accordance with GAAP, plus (b) interest and taxes for such period, plus (c) depreciation and amortization of assets for such period.

Amounts in Thousands

Funded Debt
	(i)	Debt for Borrowed money

	(ii)	Debt evidenced by funds or notes and other similar instruments

	(iii)	Letters of Credit

	(iv)	Debt consisting of Capital Lease obligations

	[v]	Subordinated Indebtedness

		Funded Debt			numerator		=

			(a)	(b)	(c )		[(b)-(a)]+(c)
			PY Period	FYE	Current period
			/ /	/ /		/ /	Totals

Denominator
(a)		Net Income after tax

(c)		+ Depreciation Expense

(c)		+ Amortization Expense

(d)		+ Interest Expense

(e)		+ Income Taxes

			EBITDA		denominator		=

Funded Debt to EBITDA
Requirement (see above):
Pass/Fail: